Exhibit 99.1

FOR IMMEDIATE RELEASE
March 31, 2008

For more information:
Kenneth Torosian	Jordan M. Darrow
Chief Financial Officer	Investor Relations
Medialink Worldwide Incorporated	Darrow Associates, Inc.
Tel: (212) 682-8300	Tel: (631) 367-1866
IR@medialink.com	jdarrow@darrowir.com

MEDIALINK REPORTS FOURTH QUARTER 2007 RESULTS

NEW YORK, March 31, 2008 - Medialink Worldwide Incorporated (Nasdaq: MDLK), a leading provider of diversified media services for professional communicators and marketers and, through its Teletrax® subsidiaries, a leading provider of digital video tracking services to content owners, today reported financial results for the fourth quarter ended December 31, 2007.

Revenues for the three months ended December 31, 2007, of $8.9 million decreased by 4.7% from revenues of $9.3 million in the comparable 2006 period. Revenues from Teletrax® digital video tracking services increased $311,000 or 41.2%, but revenues from media communications services decreased $749,000 or 8.7%. Revenues from media communications services decreased due to a decline in business of $816,000 and $407,000 in the domestic and international operations, respectively. These decreases were partially offset by revenues of $369,000 associated with re-billable expenses in the Company’s international operation and an increase in revenues of $105,000 resulting from a change in foreign currency exchange rates.

For the fourth quarter ended December 31, 2007, Teletrax service revenues were $1.1 million as compared to $688,000 for the fourth quarter of 2006 and $879,000 in the third quarter of 2007, increases of 54.2% and 20.7%, respectively. Teletrax service revenues for the fourth quarter 2007 and 2006 exclude revenues from affiliated parties of $50,000 and $57,000, respectively. Teletrax incurred an operating loss of $1.1 million in the fourth quarter of 2007 as compared to an operating loss of $823,000 in the 2006 quarter. For the year ended December 31, 2007, Teletrax service revenues were $3.4 million as compared to $2.4 million in the comparable 2006 period, an increase of 43.2%. Teletrax service revenues for the full year 2007 and 2006 exclude revenues from affiliated parties of $236,000 and $252,000, respectively.

The Company incurred an operating loss of $2.1 million in the fourth quarter of 2007 as compared to an operating loss of $1.1 million in the 2006 quarter. Exclusive of Teletrax, the Company incurred an operating loss of $1.1 million in the fourth quarter of 2007, compared to an operating loss of $255,000 in the 2006 quarter.

For the three months ended December 31, 2007, the Company reported a net loss of $2.2 million, or $0.34 per share. For the comparable period in 2006, the Company reported a net loss of $1.3 million, or $0.22 per share. The Company had cash reserves and working capital totaling $12.7 million and $11.9 million, respectively, at December 31, 2007.

“Revenue growth at Teletrax increased over the growth rates we experienced in the first two quarters of 2007,” said Laurence Moskowitz, President and Chief Executive Officer of Medialink. “We remain proud of our marquee-name client list and the level of service we provide to our clients, but our revenue levels remain below our internal projections. We have taken steps to boost our sales force in an effort to improve the overall sales process and to develop enhanced services to offer clients and potential clients greater value. We are also pursuing all avenues to realize the value we believe this business warrants, and have undertaken a re-evaluation of the overall business plan for Teletrax, including continuing to explore tracking of video on the Internet.

Medialink Reports Fourth Quarter 2007 Results	Page 2 of 5

“Our media communications services business continues to confront softness in the marketplace,” continued Moskowitz. “This overall climate has continued into the first quarter of 2008, and we are anticipating a decline in revenues from this business of approximately $1 million or around 15% from the first quarter of 2007. We continue our efforts to enhance and streamline our services and sales process to take better advantage of the breadth of online and broadcast communications services we offer. We have also undertaken an initiative to examine each of our service offerings in an effort to better focus on those services that deliver the most value to our clients and the Company.

“In addition, earlier today we announced that our board of directors has approved a program to buy back up to 150,000 shares of our common stock under specified conditions,” concluded Moskowitz.

For the year ended December 31, 2007, revenues increased by $1.7 million, or 5.3%, to $33.4 million as compared to the comparable 2006 period. Revenues from Teletrax services increased $1.0 million, or 38.5%, and revenues from media communications services increased $735,000, or 2.5%. Revenues from media communications services in 2007 included $631,000 recognized under a minimum commitment arrangement entered into in connection with the sale of U.S. Newswire for which no services were provided.

The Company incurred an operating loss of $9.1 million in 2007, compared to an operating loss of $8.7 million in 2006. Exclusive of Teletrax, the Company incurred an operating loss of $5.1 million in 2007, compared to an operating loss of $5.3 million in 2006. The operating losses in the 2007 and 2006 periods include $178,000 and $1.2 million, respectively, for transaction-specific compensation paid in connection with the sale of U.S. Newswire.

For the year ended December 31, 2007, the Company reported a net loss of $4.6 million, or $0.72 per share, consisting of a loss from continuing operations of $7.2 million, or $1.13 per share, and income from discontinued operations of $2.6 million, or $0.41 per share, relating to additional gain recognized on the sale of U.S. Newswire. For the year ended December 31, 2006, the Company reported a net loss of $946,000, or $0.15 per share, consisting of a loss from continuing operations of $6.3 million, or $1.03 per share, and income from discontinued operations of $5.4 million, or $0.88 per share, relating to the gain on sale and results of operations of U.S. Newswire.

Medialink will host a teleconference with a simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the Company’s quarterly results and the overall industry outlook. Participating on the teleconference will be Laurence Moskowitz, Chairman, President and Chief Executive Officer, and Kenneth G. Torosian, Chief Financial Officer. To access the teleconference, please dial 1-866-271-0675 (domestic) or 1-617-213-8892 (international) and use “30748474” as the passcode, approximately 10 minutes prior to the start time. The conference call will be webcast live by Thomson Financial and can be accessed on Medialink’s website at www.medialink.com by clicking on the “Investor Relations” link at the bottom of the page. The webcast is also being distributed through the Thomson StreetEvents Network via www.earnings.com (for individual investors) and www.streetevents.com (for institutional investors). To listen to the webcast, please go to any of these websites about 10 minutes prior to the start of the call to register, download, and install any necessary audio software.

For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site or by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), with playback access code “66452014”, starting approximately two hours after the conclusion of the call and available until April 28, 2008.

Medialink Reports Fourth Quarter 2007 Results	Page 3 of 5

About Medialink:

Medialink is a global leader in providing unique news and marketing media strategies and solutions that enable corporations and organizations to inform and educate their target audiences with maximum impact on television, radio, print, and the Internet. The Company offers creative services and multimedia distribution programs including video and audio news and short-form programming. Through its majority-owned subsidiaries, Medialink also provides Teletrax, a global television tracking and media asset management service to help clients evaluate return on investment from their programming and advertising efforts. Teletrax is 76%-owned by Medialink and 24%-owned by Royal Philips Electronics. Based in New York, Medialink has offices in major cities throughout the United States and an international hub in London. For additional investor and financial information, please visit the Investor Relations section of the Company's Web site (www.medialink.com).

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With the exception of the historical information contained in the release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Actual results may vary materially from those expressed or implied by the statements herein. Such statements may relate, among other things, to our ability to respond to economic changes and improve operational efficiency, the benefits of our products to be realized by our customers, or our plans, objectives, and expected financial and operating results. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances or using words such as: will, believe, anticipate, expect, could, may, estimate, project, plan, predict, intend or similar expressions that involve risk or uncertainty. These risks and uncertainties include, among other things, our recent history of losses; our ability to achieve or maintain profitability; potential regulatory action; worldwide economic weakness; geopolitical conditions and continued threats of terrorism; effectiveness of our cost reduction programs; the receptiveness of the media to our services; changes in our marketplace that could limit or reduce the perceived value of our services to our clients; our ability to develop new services and market acceptance of such services, such as Mediaseed™; the volume and importance of breaking news, which can have the effect of crowding out the content we produce and deliver to broadcast outlets on behalf of our clients; our ability to develop new products and services that keep pace with technology; the process of embedding a Teletrax watermark or the watermark itself rendering client content unsuitable for broadcast; our ability to develop and maintain successful relationships with critical vendors; the potential negative effects of our international operations on the Company; future acquisitions or divestitures, which may adversely affect our operations and financial results; the absence of long term contracts with customers and vendors; and increased competition, which may have an adverse effect on pricing, revenues, gross margins and our customer base. More detailed information about these risk factors is set forth in filings by Medialink Worldwide Incorporated with the Securities and Exchange Commission, including the Company’s registration statement, most recent quarterly report on Form 10-Q, most recent annual report on Form 10-K and other publicly available information regarding the Company. Medialink Worldwide Incorporated is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

(Please see attached financial tables)

Medialink Reports Fourth Quarter 2007 Results	Page 4 of 5

MEDIALINK WORLDWIDE INCORPORATED AND SUBSIDIARIES
Summary Financial Information
(Unaudited)
(In thousands, except per-share amounts)

	For the three months		For the year
	ended December 31,		ended December 31,
	2007	2006	2007	2006

Revenues	$8,877	$9,315	$33,405	$31,719

Direct costs	4,148	4,321	15,823	14,001
Selling, general, and administrative expenses	6,362	5,570	24,697	24,485
Depreciation and amortization	511	502	1,942	1,972

Operating loss	(2,144)	(1,078)	(9,057)	(8,739)
Interest income (expense) - net	(116)	27	(62)	(389)

Loss from continuing operations before taxes	(2,260)	(1,051)	(9,119)	(9,128)
Income tax expense (benefit)	(114)	304	(1,928)	(2,807)

Loss from continuing operations	(2,146)	(1,355)	(7,191)	(6,321)
Income (loss) from discontinued operations, net of tax	(15)	22	2,590	5,375

Net loss	$(2,161)	$(1,333)	$(4,601)	$(946)

Basic and diluted income (loss) per common share:
Loss from continuing operations	$(0.34)	$(0.22)	$(1.13)	$(1.03)
Income (loss) from discontinued operations	(0.00)	0.00	0.41	0.88
Net loss	$(0.34)	$(0.22)	$(0.72)	$(0.15)

Weighted average number of common shares:
Basic and diluted	6,428	6,142	6,392	6,108

Supplemental financial information:
Operating loss exclusive of Teletrax	$(1,060)	$(255)	$(5,118)	$(5,331)
Teletrax operating loss	$(1,084)	$(823)	$(3,939)	$(3,408)

Revenue by Business Line:
Media Communications Services	$7,812	$8,561	$29,985	$29,250
Teletrax - service revenue	$1,061	$688	$3,397	$2,372
Teletrax - equipment sales	$4	$66	$23	$97

Medialink Reports Fourth Quarter 2007 Results	Page 5 of 5

MEDIALINK WORLDWIDE INCORPORATED AND SUBSIDIARIES
Summary Financial Information
(Unaudited)
(In thousands)

	December 31,	December 31,
	2007	2006

ASSETS
Current Assets:
Cash and cash equivalents	$12,732	$17,031
Accounts receivable - net	4,965	5,319
Inventory	-	602
Prepaid expenses	519	287
Prepaid and refundable taxes	743	701
Deferred income taxes	169	107
Escrow funds	-	1,927
Other current assets	91	78
Total current assets	19,219	26,052

Property and equipment - net	4,542	4,296
Goodwill	3,429	3,429
Deferred income taxes	217	725
Other assets	738	652

Total assets	$28,145	$35,154

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$7,326	$8,377
Income taxes payable	-	1,927
Total current liabilities	7,326	10,304

Convertible debentures, net of unamortized discount of $422 and $727	3,928	4,273
Other long-term liabilities	765	1,049
Total liabilities	12,019	15,626

Stockholders' Equity	16,126	19,528

Total liabilities and stockholders' equity	$28,145	$35,154